                                                                    Exhibit 5

                    TERMINATION AND GENERAL RELEASE AGREEMENT
                    -----------------------------------------


         This Termination and General Release Agreement (the "Agreement"), is entered into as of this 27th day of May, 1997, by and between Allen R. Maxwell ("Executive"), DAKA International, Inc. a Delaware corporation (the "Company") and Unique Casual Restaurants, Inc., a Delaware corporation ("Newco").

         WHEREAS, Executive is currently employed by the Company pursuant to that certain Employment Contract dated as of October 1, 1996 (the "Existing Employment Contract"); and

         WHEREAS, in connection with a proposed tender offer (the "Offer") being made by Compass Holdings, Inc. for all outstanding shares of capital stock of the Company and related transactions as set forth in an Agreement and Plan of Merger, dated as of May 27, 1997 (the "Merger Agreement"), Executive is entering into a new employment agreement with the Company to become effective following the consummation of the Offer (the "New Employment Agreement"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement; and

         WHEREAS, in connection with the reorganization of the Company, on the date hereof or as soon as practicable thereafter, Executive is entering into an Indemnification Agreement by and among Executive and Newco, a newly formed wholly owned subsidiary of the Company that will be spun-off to the shareholders of the Company and after the consummation of the Offer will own and operate the restaurant and other businesses of the Company other than the food service business as an independent company;

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Executive and the Company agree as follows:

         1. TERMINATION OF EXISTING EMPLOYMENT AGREEMENT; RELEASE OF CLAIMS

         (a) Conditioned upon consummation of the Offer and effective as of the Offer Closing Time, Executive hereby agrees to the termination of the Existing Employment Contract. Executive shall be paid all base salary accrued through the Offer Closing Time, based on Executive's final base salary rate of Two Hundred Sixty-Five Thousand Dollars ($265,000) per year (the "Salary Rate"). This Agreement shall be null and void if the Offer is not consummated.

         (b) Conditioned upon the consummation of the Offer and effective as of the Offer Closing Time, Executive unconditionally and irrevocably releases and discharges the Company and its subsidiaries (and their respective directors, officers, employees, agents, affiliates, stockholders, predecessors, successors and assigns) (collectively, "DAKA") from any and all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown ("Claims"), which Executive now has or now could claim to have against DAKA that have arisen prior to the Offer Closing Time. This general release of Claims includes, without implication of limitation, all Claims related to Executive's employment with the Company and its predecessors, Executive's activities on behalf of the Company and its predecessors and the termination of the Existing Employment Agreement with the Company, including, without limitation, any Claims of wrongful discharge, any Claims of intentional or negligent misrepresentation, and any Claims of discrimination under the common law or any statute (including, without limitation, Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act). Executive also waives any Claim for attorneys' fees or costs.

         (c) Conditioned upon the consummation of the Offer and effective as of the Offer Closing Time, the Company unconditionally and irrevocably releases and discharges Executive from any and all Claims which it now has or now could claim to have against Executive that have arisen at any time prior to the date hereof. This general release of Claims includes, without limitation, all Claims related to Executive's employment with the Company and its predecessors, Executive's activities on behalf of the Company and its predecessors and the termination of the Existing Employment Agreement with the Company. The Company also waives any Claim for attorneys' fees or costs. Notwithstanding the foregoing, the Company's release and discharge of Claims does not include any Claims based on intentional tortious conduct, intentional breach of any fiduciary duty or any other intentional misconduct (collectively, "Intentional Misconduct Claims") except to the extent that an Intentional Misconduct Claim is currently known to the Company. For purposes of this Section 3, a Claim shall be considered to be known to the Company if and only if one of the Company's officers (other than Executive) knows of or has reason to believe facts that would give the Company a basis for initiating legal proceedings against Executive.

         2. PAYMENT IN LIEU OF SEVERANCE

         In consideration for Executive's agreement to terminate the Existing Employment Contract and the release set forth in Section 1(b) hereof and in light of the fact that the New Employment Agreement in certain significant respects less advantageous to Executive that the Existing Employment Agreement, Newco hereby agrees to pay to Executive an aggregate sum of Five Hundred Thousand Dollars ($500,000), payable in periodic installments over a period of three (3) years commencing January 1, 1998 at regular intervals consistent with Newco's normal business practices of paying salary compensation to senior executives.

         3. INTERPRETATION AND AMENDMENT

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflicts-of-law principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction. This Agreement may be modified only by a written agreement signed by Executive and an authorized representative of the Company and Newco.

         4. WAIVER

         No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         5. SUCCESSORS; BINDING AGREEMENT

         Newco shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Newco to expressly assume and agree to perform this Agreement to the same extent that would be required if no such succession had taken place. This Agreement may not be assigned by Executive without the prior written consent of Newco and shall be binding on his heirs, executors and administrators.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, this Agreement has been executed by the Company and Newco, by their duly authorized officer, and by Allen R. Maxwell, as of the date first set forth above.

                                        DAKA INTERNATIONAL, INC.


                                        By: /s/ William H. Baumhauer
                                            ------------------------------------
                                            William H. Baumhauer
                                            Chairman and Chief Executive Officer


                                        UNIQUE CASUAL RESTAURANTS, INC.


                                        By: /s/ William H. Baumhauer
                                            ------------------------------------
                                            William H. Baumhauer
                                            Chairman and Chief Executive Officer


                                        EXECUTIVE:

                                            /s/ Allen R. Maxwell
                                            ------------------------------------
                                            Allen R. Maxwell